Exhibit 3.8

OPERATING AGREEMENT

OF

2420 LAKEMONT AVENUE, LLC

THIS OPERATING AGREEMENT (this “Agreement”) dated as of August 26, 2005 (the “Effective Date”), is made and entered into by and between 2420 Lakemont Avenue MM, LLC, a Delaware limited liability company (“LAMM”) and Barry Orlando Partners, L.P., a Georgia limited partnership (“BOP”), as members of the limited liability company to be formed pursuant to this Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to form a limited liability company named 2420 Lakemont Avenue, LLC (the “Company”), pursuant to the Delaware Limited Liability Company Act for the purpose of acquiring, holding, developing, operating and ultimately selling certain improvements and real property (the “Real Property”) located in Orlando, Florida as more particularly defined herein; and

WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth and agreeing upon their respective rights, duties and responsibilities with respect to the management and affairs of the Company;

NOW, THEREFORE, for and in consideration of the premises hereof, the mutual covenants and agreements set forth herein, the capital contributions to the Company made and to be made by the parties hereunder, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1     Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in a Member’s Capital Account, after giving effect to the following adjustments:

(i)     Credit to such Capital Account any amounts such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-(g)(l) and 1.704-2(i)(5); and

(ii)     Debit to such Capital Account, the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d), and shall be interpreted consistently therewith.

“Affiliate” shall mean (i) any Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another Person; (ii) any Person owning or controlling five percent (5%) or more of the outstanding voting securities of another Person; (iii) any officer, director, partner, or trustee of such Person; and (iv) if such other Person is an officer, director, partner, or trustee of a Person, the Person for which such Person acts in any such capacity.

“Agreement” shall mean this Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time.

“Applicable Rate” shall mean five percent (5%) per annum.

“Approval of the Members” and “Approved by the Members” shall mean the written approval of those Members who own greater than fifty percent (50%) of the Voting Percentage Interests.

“BREC” shall mean Barry Real Estate Companies, Inc.

“Business Day” shall mean any day on which national banks are open for business in Atlanta, Georgia.

“Capital Account” shall mean, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(iii)     To each Member’s Capital Account there shall be credited (a) such Member’s Capital Contributions, (b) such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 4.6 or Section 4.7 hereof, and (c) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-l(b)(2)(iv)(d)(2);

(iv)     To each Member’s Capital Account there shall be debited (a) the amount of money and the Gross Asset Value of Property distributed to such Member pursuant to any provision of this Agreement, (b) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.6 or Section 4.7 hereof, and (c)

the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(v)     In the event a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest; and

(vi)     In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to the applicable provisions of this Agreement upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Membership Interest held or purchased by such Member, including the initial Capital Contributions made pursuant to Section 3.1 and any additional Capital Contributions made pursuant to Section 3.2.

“Capital Event” shall mean the condemnation, sale or other disposition (other than in a tax-free exchange or in the ordinary course of business) of a Company Asset, or the occurrence of an insured casualty with respect to any Company Asset.

“Capital Event Gain” or “Capital Event Loss” shall mean the gain or loss recognized by the Company on account of a Capital Event. For purposes of computing such gain or loss, the gain or loss shall be computed by reference to the Gross Asset Value of the property sold, exchanged or distributed, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

“Capital Proceeds” shall mean the gross cash proceeds available for distribution by the Company from a Capital Event that does not result in the dissolution of the Company, less the following: (i) all costs of collecting such gross cash proceeds, (ii) any amount of such gross cash proceeds that must be used to pay down any mortgage financing of the Company, (iii) any portion of such gross cash proceeds that is used to establish or increase such reasonable cash reserves as the Manager deems necessary for any Company needs or those mandated by law, contract or the Company’s debt instruments, and (iv) in the case of a casualty or a condemnation, the costs of restoring any Company Asset to a usable condition.

“Certificate” shall mean the Certificate of Formation of the Company as filed with the Delaware Secretary of State, as the same may be amended or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Company Asset” shall mean any one of the Company Assets.

“Company Assets” shall mean assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contribution Agreement” shall mean that certain Contribution Agreement dated August 26, 2005, by and between LAMM and BOP.

“Deficit Rent” shall have the meaning set forth in Section 4.15 hereof.

“Deficit Rental Period” shall mean the period which commences on the date hereof and expires two years hereafter.

“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or any other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Distributable Cash” shall mean, at any particular time, the sum of (1) the excess, if any, as reasonably determined by the Manager, of (a) all cash of the Company from all sources other than Capital Proceeds, including, without limitation, receipts from operations, contributions of capital by the Members, proceeds of borrowing or from the issuance of securities by the Company, deposits, and all other Company cash sources and all Company cash reserves on hand at the beginning of such period over (b) all cash expenses and capital expenditures of the Company, all principal and interest on account of all Company indebtedness

(including loans made by Members to the Company, if any) and such reasonable cash reserves as the Manager deems necessary for any Company needs or those mandated by law, contract or the Company’s debt instruments, plus (2) any Deficit Rent payments from the Master Lease Account pursuant to Section 6.3(a), but not yet distributed by the Company to any Member and (3) any payments released into Distributable Cash from the Expense Stop Account pursuant to Section 6.3(b) that have not been distributed by the Company to a Member.

“Economic Percentage Interest” shall mean the share of each Member, expressed as a percentage, as stated in Section 4.1 below, of the Net Income, Net Loss, Capital Event Gain and Capital Event Loss of the Company and rights to distributions, in each case where any of such items are stated to be shared or made in accordance with the Economic Percentage Interests of the Members.

“Effective Date” shall have the meaning set forth on Page 1 hereof.

“Entity” shall mean any corporation, partnership (general, limited or other), limited liability company, company, trust, business trust, cooperative or association.

“Expense Stop” shall mean the maximum amount per square foot of rentable area that the landlord is required to incur for real estate taxes and operating expenses affecting the Project, any amounts in excess of which the landlord may recover from a tenant. If not expressly set forth in a Lease, the Expense Stop shall be established within one hundred twenty (120) days following the base year for a Lease.

“Expense Stop Account” shall mean the reserve account in the amount of $850,000 established pursuant to Section 3.1(a) hereof and administered pursuant to Section 6.3(b) hereof.

“First Tranche Lease” shall mean the Traveler’s Lease, but not any amendment to or modification of the Traveler’s Lease.

“Fiscal Year” shall mean the fiscal year of the Company, which shall be the twelve-month period ending on December 31 of each year or such other fiscal year as the Manager may select from time to time in accordance with the Code and the Regulations.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)     The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as set forth in Section 3.1(b) of this Agreement (with respect to the Project as of the Effective Date) or (with respect to any other assets) as determined by the Manager;

(ii)     The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross fair market value (taking into account Code Section 7701(g)), as determined by the Manager, as of the following times: (a) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company; (c) in connection with the grant of an interest in the Company (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; and (d) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (a) and (b) of this subparagraph (ii) shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)     The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g)) of such asset on the date of distribution as determined by the Manager; and

(iv)     The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.4(g); provided, however, that Gross Asset Values shall not be adjusted under this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income, Net Loss, Capital Event Gain, Capital Event Loss and other items of income, gain, loss and deduction.

“Guaranteed Space” shall mean 33,035 square feet of rentable area of the Project, as shown on Exhibit “B” hereto, said space being all of the space in the Project that was not under lease as of July 1, 2005.

“Leases” shall mean the lease with the Travelers Lease, and any other leases of space or of land in the Project.

“Leasing Agreement” shall mean that certain Leasing Agreement between BREC and the Company dated of even date herewith providing for the leasing of the Project.

“Majority in Interest of the Members” shall mean Members who collectively own more than fifty percent (50%) of all of the Voting Percentages Interests.

“Manager” shall mean the Manager of the Company appointed pursuant to the terms of this Agreement, who shall initially be LAMM. At any time that there is more than one Manager of the Company, the term “Manager” as used in this Agreement shall be deemed to include the plural of such term as appropriate in the context.

“Management Agreement” shall mean that certain Management Agreement between BREC and the Company and dated of even date herewith, providing for the property management of the Property.

“Master Lease Account” shall mean the reserve account in the amount of $929,589 established pursuant to Section 3.1(a) hereof and administered pursuant to Section 6.3(a) hereof.

“Member” shall mean each of LAMM and BOP and any other Persons who from time to time hereafter are admitted as Members of the Company in accordance with this Agreement and who become signatories hereto; provided, however, that this Agreement shall be amended as appropriate in the event there is ever more than two (2) Members.

“Membership Interest” shall mean a Member’s entire interest in the Company, which shall entitle the Member to (a) an interest in the Net Income, Net Loss, Capital Event Gain, Capital Event Loss, Distributable Cash, and net proceeds of liquidation of the Company, as set forth herein; (b) any right to vote as set forth herein or as required under the Act; and (c) any right to participate in the management of the Company as set forth herein or as required under the Act. A Membership Interest is personal property and a Member shall have no interest in the specific assets or property of the Company.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(l) and 1.704-2(i)(2).

“Nature’s Table Café Lease” shall mean that certain Retail Lease to be executed by and between BOP, as landlord, and Nature’s Table, Inc., as tenant.

“Net Income” and “Net Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(ii)     Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii)     In the event the Gross Asset Value of any Company Asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company Asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company Asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(iv)     Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(v)     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” hereinabove; and

(vi)     To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income and Net Loss; and

(vii)     Notwithstanding any other provision of this definition, any items of income, gain, deduction or loss which are treated as (or as part of) Capital Event Gain or Capital Event Loss or which are specially allocated pursuant to Section 4.6 or Section 4.7 hereof shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.6 and 4.7 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“New Lease Procurement Costs” shall have the meaning given such term in Section 6.3(c).

“Nonrecourse Deductions” has the meaning given to such term in Regulations Section 1.704-2(b)(l) and 1.704-2(c).

“Nonrecourse Liability” has the meaning given to such term in Regulations Section 1.704-2(b)(3).

“Officer” shall have the meaning given such term in Section 6.7.

“Person” shall mean any natural person or Entity.

“Preferred Return” shall mean a cumulative, non-compounded return equal to five percent (5%) per annum calculated on the average daily balance of the Unreturned Capital Contributions of a Member from the date that the Capital Contributions of a Member are made until the Unreturned Capital Contributions of such are returned in full pursuant to the terms of Section 4.11(a)(iii), Section 4.12(b)(iii) and Section 4.13

“Project” shall mean the same as the definition of Improvements in the Contribution Agreement.

“Real Property” shall mean that certain land described on Exhibit A attached to the Contribution Agreement.

“Regulations” shall mean the permanent and temporary Income Tax Regulations, and all amendments, modifications, and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Second Tranche Leases” shall mean all leases including expansions under existing Leases.

“TI/ LC Account” shall mean the reserve account for tenant improvements and leasing commissions in the amount of $920,000 established pursuant to Section 3.1(a) hereof and administered pursuant to Section 6.3(c) hereof.

“Transfer” shall mean to assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate, or grant an option or contractual agreement to do any of the foregoing, but shall not include any transfer to a legal representative or successor trustee.

“Traveler’s” shall mean The Traveler’s Indemnity Company, a Connecticut corporation.

“Traveler’s Lease” shall mean that certain Lease by and between BSBaldwin, LLC, as landlord, and Traveler’s, as tenant, dated May 13, 2004, as amended and assigned by BSBaldwin, LLC, to BOP, as further assigned by BOP to the Company.

“Unreturned Capital Contributions” shall mean, with respect to a Member, as of any date, an amount equal to the aggregate Capital Contributions made by such Member pursuant to Article III of this Agreement, less the total cash distributions made to such Member in return of such Capital Contributions pursuant to Section 4.11(a)(iii), Section 4.12(b)(iii), and Section 4.13.

“Voting Percentage Interest” will mean the voting interest of each Member, expressed as a percentage, for purposes of voting on matters that are to be voted on, or otherwise approved, by the Members pursuant to the terms of this Agreement. Each Member’s Voting Percentage Interest shall, at any given time, be equal to such Member’s positive Capital Account balance divided by the aggregate positive Capital Account balances of the Members.

1.2     Other Defined Terms. Capitalized terms not defined in Section 1.1 shall have the meanings given to such terms elsewhere in this Agreement.

ARTICLE II

ORGANIZATION

2.1     Organization of Company. Upon the execution of this Agreement, the Manager shall cause the formation of the Company as a Delaware limited liability company by filing the Certificate with the Delaware Secretary of State. Except as provided in this Agreement or in the Certificate, the rights and obligations of the Members are as provided under the Act. The Manager shall cause the Company to be qualified to do business in each State in which the Company conducts its business.

2.2     Name. The business of the Company shall be conducted under the name “2420 Lakemont Avenue, LLC” or such other name as may be selected by the Manager. The Company shall file in the proper offices such certificates as may be required by any fictitious name statute or similar law in effect in the counties and other governmental jurisdictions in which the Company may elect to conduct business.

2.3     Purpose and Business; Powers. The Company is organized primarily for the purpose of acquiring, holding, operating and ultimately selling the Project. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or indirectly, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage and improve the Project, and lease, exchange, sell, transfer and dispose of the Project.

2.4     Term. The term of the Company shall commence upon the filing of the Certificate with the Delaware Secretary of State and shall have a perpetual existence until it is dissolved and its affairs wound up in accordance with this Agreement and the applicable provisions of the Act.

2.5     Principal Office. The location of the Company’s principal office is 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092, or such other place as may be selected by the Manager.

2.6     Registered Agent and Registered Office. The statutory agent for service of process and the registered office of the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801, or such other statutory agent and registered office as the Manager may select from time to time.

2.7     Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1     Initial Capital Contributions.

(a)     LAMM shall make an initial Capital Contribution to the Company in the amount of $27,900,000 (plus any closing costs paid by LAMM under the Contribution Agreement). Such initial Capital Contribution shall be applied on the Closing Date (as defined in the Contribution Agreement) to the following payments and reserve accounts:

(i)	Payment In Full of existing first mortgage construction loan:	$17,508,333.31

(ii)	Payment of Various Closing Costs:	$2,377,948.70

(iii)	Master Lease Account	$929,589

(iv)	Expense Stop Account	$850,000

(v)	TI/LC Account	$920,000

(vi)	Special Distribution to BOP	$5,314,130.99

(b)     BOP shall contribute the Real Property and the Project to the Company as an initial Capital Contribution at a Gross Asset Value of $800,000, which Gross Asset Value is equal to an unencumbered gross value of $28,700,000, less the following:

(vii)	Pay-off amount of first mortgage construction loan:	$17,508,333.31

(viii)	Various Closing Costs:	$1,943,341.70

(ix)	Master Lease Account	$929,589.00

(x)	Expense Stop Account	$850,000.00

(xi)	TI/LC Account	$920,000.00

(xii)	Excess TI Allowance Payable to Travelers	$434,607.00

(xiii)	Cash Distribution to BOP	$5,314,130.99

3.2     Additional Capital Contributions. Except as set forth in this Section 3.2, the Members shall not be obligated to (a) make any capital contributions to the Company, or (b) restore a deficit in the Member’s Capital Account. LAMM shall make additional Capital Contributions to the Company as necessary to fund the operation of the Project. Such funds shall be treated as a capital contribution to the Company, provided, however, that LAMM’s Economic Percentage Interest shall be unaffected by any such additional contribution. Alternatively, LAMM may, in its sole and absolute discretion, provide any requested funds by nonrecourse loan to the Company or obtain a nonrecourse loan from an unaffiliated third party for the Company, provided that the interest rate for such loan shall equal or be less than the rate of the Preferred Return. Should LAMM provide requested funds by loan to the Company, the Manager may take such steps to place a mortgage on the Real Property in favor of LAMM or any affiliate of LAMM to secure said nonrecourse loan provided such mortgage is satisfied and released upon repayment of said loan.

3.3     Withdrawal; Return of Capital. Except as specifically provided in this Agreement, no Member shall be entitled to any distributions from the Company or to withdraw any part of such Member’s Capital Contributions prior to the Company’s dissolution and liquidation, or when such withdrawal of capital is permitted, to demand distribution of property other than money.

3.4     Deficit Capital Accounts. Notwithstanding any provision of this Agreement to the contrary, if upon the liquidation of the Company or of a Member’s Membership Interest in the Company (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)), a Member has a deficit in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the one in which such liquidation occurs), such Member will not have an obligation to make a contribution to the capital of the Company to restore such deficit to any extent.

ARTICLE IV

ECONOMIC PERCENTAGE INTERESTS, ALLOCATIONS AND DISTRIBUTIONS

4.1     Economic Percentage Interests. The initial Members of the Company will have the following Economic Percentage Interests:

LAMM	97.2%
BOP	2.8%

4.2     Allocation of Net Income. After giving effect to the special allocations set forth in Section 4.6 and Section 4.7, Net Income of the Company for each Fiscal Year or part thereof shall be allocated to the Members in the order of priority and to the extent specified below:

(a)     First, to the Members, until the aggregate Net Income allocated to each Member pursuant to this Section 4.2(a) equals the aggregate Net Loss allocated to each such Member pursuant to Section 4.3(c), with Net Income to be allocated to offset such prior allocations of Net Loss in the reverse order that the same were made;

(b)     Next, to LAMM until the aggregate Net Income allocated to LAMM pursuant to this Section 4.2(b) and the aggregate Capital Event Gain allocated to it pursuant to Section 4.4(a) equals the aggregate cash distributed or available for distribution to LAMM on account of unpaid Preferred Return pursuant to Section 4.11(a)(i), and Section 4.12(b)(i);

(c)     Next, to BOP until the aggregate Net Income allocated to BOP pursuant to this Section 4.2(b) and the aggregate Capital Event Gain allocated to it pursuant to Section 4.4(a) equals the aggregate cash distributed or available for distribution to BOP on account of unpaid Preferred Return pursuant to Section 4.11(a)(iii), and Section 4.12(b)(iii);

(d)     Next, to the Members, to the extent of, and in proportion to, the amount by which the Unreturned Capital Contributions of each exceeds its Capital Account balance after taking into account each of the foregoing allocations; and

(e)     The balance, if any, to the Members in accordance with their respective Economic Percentage Interests.

4.3     Allocation of Net Loss. After giving effect to the special allocations set forth in Section 4.6 and Section 4.7, Net Loss of the Company for each Fiscal Year or part thereof shall be allocated to the Members in the order of priority and to the extent specified below:

(a)     First, to the Members, until the aggregate Net Loss allocated to each Member pursuant to this Section 4.3(a) equals the aggregate Net Income allocated to such Member pursuant to Section 4.2(e), with Net Loss to be allocated to offset such prior allocations of Net Income in the reverse order that the same were made;

(b)     Next, to the Members to the extent of, and in proportion to, their respective positive Capital Account balances after taking into account each of the foregoing allocations; and

(c)     The balance, if any, to the Members in proportion to their respective Economic Percentage Interests.

4.4     Allocation of Capital Event Gain. After giving effect to the special allocations set forth in Section 4.6 and Section 4.7, all items of Capital Event Gain arising out of or resulting from any Capital Event shall be allocated to the Members in the order of priority and to the extent specified below:

(a)     First, to LAMM, until the aggregate Net Income allocated to it pursuant to Section 4.2(b) and the Capital Event Gain allocated to it pursuant to this Section 4.4(a) equals the aggregate cash distributed or available for distribution to it on account of Preferred Return pursuant to Section 4.11(a)(i) and Section 4.12(b)(i);

(b)     Next to LAMM, the amount by which the Unreturned Capital Contributions of LAMM exceeds its Capital Account balance;

(c)     Next, to BOP, until the aggregate Net Income allocated to it pursuant to Section 4.2(b) and the Capital Event Gain allocated to it pursuant to this Section 4.4(a) equals the aggregate cash distributed or available for distribution to it on account of Preferred Return pursuant to Section 4.11(a)(iii) and Section 4.12(b)(iii);

(d)     Next to BOP, the amount by which the Unreturned Capital Contributions of BOP exceeds its Capital Account balance; and

(e)     The balance, if any, to the Members in proportion to their respective Economic Percentage Interests.

4.5     Allocation of Capital Event Loss. After giving effect to the special allocations set forth in Section 4.6 and Section 4.7, Capital Event Loss arising out of or resulting from any Capital Event shall be allocated to the Members in the order of priority and to the extent specified below:

(a)     First, to the Members having positive Capital Account balances, to the extent of, and in proportion to, their respective positive Capital Account balances, until all positive Capital Account balances are eliminated;

(b)     The balance, if any, to the Members in proportion to their respective Economic Percentage Interests.

4.6     Special Allocations. The following special allocations shall be made in the following order:

(a)     Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704.2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.6(a) is intended to comply with the minimum gain chargeback requirement set forth in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)     Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.6(b) is intended to comply with the minimum gain chargeback requirement set forth in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)     Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 4.6(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.6(c) were not in the Agreement.

(d)     Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.6(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.6(c) and this Section 4.6(d) were not in this Agreement.

(e)     Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated to the Members in proportion to their respective Economic Percentage Interests.

(f)     Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

(g)     Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m)(2) or Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Economic Percentage Interests in the Company in the event Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

4.7     Curative Allocations. The allocations set forth in Section 4.6 and Section 4.8 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.7. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.2, Section 4.3, Section 4.4 and Section 4.5.

4.8     Loss Limitation. Net Loss allocated pursuant to Section 4.3 hereof and Capital Even Loss allocated pursuant to Section 4.5 hereof shall not exceed the maximum amount of Net Loss or Capital Event Loss that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year or other period. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss pursuant to Section 4.3 hereof or Capital Event Loss pursuant to Section 4.5 hereof, the limitation set forth in this Section 4.8 shall be applied on a Member by Member basis and Net Loss or Capital Event Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss or Capital Event Loss to each Member under Regulations Section 1.704-l(b)(2)(ii)(d).

4.9     Other Allocation Rules.

(a)     For purposes of determining the Net Income, Net Loss, or any other items of income, gain, loss, deduction or credit allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(b)     The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes.

(c)     Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section

1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Economic Percentage Interests.

To the extent permitted by Regulations Section 1.704-2(h)(3), the Manager shall endeavor to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

4.10     Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c), and the Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using a reasonable method selected by the Manager that is consistent with the purpose of Code Section 704(c). In the event the Gross Asset Value of any Company Asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.10 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, Capital Event Gain or Capital Event Loss, other items of income, gain, loss, deduction or credit, or distributions pursuant to any provision of this Agreement.

4.11     Distributions Prior to Dissolution.

(a)     Distributions of Distributable Cash and Capital Proceeds. Prior to the dissolution of the Company, distributions of Distributable Cash (other than any cash in any of the Master Lease Account, the Expense Stop Account and the TI/ LC Account) and Capital Proceeds will be made at the discretion of the Manager and in the order of priority and to the extent specified as follows:

(i)     First to LAMM, on account of unpaid Preferred Return due to it for the current and all prior Fiscal Years, an amount equal to such unpaid Preferred Return;

(ii)     Next, to LAMM until the Unreturned Capital Contribution of LAMM is returned in full;

(iii)     Next, to BOP, on account of unpaid Preferred Return due to it for he current and all prior fiscal years, an amount equal to such unpaid Preferred Return;

(iv)     Next, to BOP until the Unreturned Capital Contribution of BOP is returned in full; and

(v)     The balance, if any, to the Members in proportion to their respective Economic Percentage Interests.

(b)     Special Distributions to BOP of Cash in Master Lease Account, Expense Stop Account and TI/ LC Account. The Company shall make the following special distributions to BOP and LAMM:

(i)     Master Lease Account. Any sums in the Master Lease Account that become distributable to BOP or LAMM or both, in accordance with Section 6.3(a) shall be distributed to BOP or LAMM, or both within ten (10) days after the first day on which such sums become so distributable.

(ii)    Expense Stop Account. Any sums in the Expense Stop Account that become distributable to BOP or LAMM or both, in accordance with Section 6.3(b) shall be distributed to BOP or LAMM, or both, within ten (10) days after the first day on which such sums become so distributable.

(iii)    TI/LC Account. Any sums in the TI/LC Account that become distributable to BOP or LAMM or both, in accordance with Section 6.3(c) shall be distributed to BOP or LAMM, or both within ten (10) days after the first day on which such sums become so distributable.

4.12     Distributions After Dissolution. Upon the dissolution of the Company, except to the extent that the Members unanimously agree to accept distributions in kind of non-cash Company Assets, such Company Assets shall be converted to cash or its equivalent and the Company’s affairs shall be wound up with reasonable speed but with a view towards obtaining fair value for Company Assets which are to be sold. Thereafter, the Company Assets remaining after payment of all liabilities of the Company (including, but not limited to, any amounts owed to the Members with respect to loans made pursuant to Section 3.2 above), and the establishment of such cash reserves for any contingent liabilities, or liabilities not liquidated as to amount, as are deemed reasonably necessary or appropriate by the Manager or other Person liquidating the Company (provided that the balance of such reserves is distributed to the Members as soon as practicable and pro rata in accordance with the Members’ respective positive Capital Account balances) and after all adjustments to the Members’ Capital Accounts have been made, shall be distributed by the end of the Fiscal Year during which the liquidation of the Company occurs (or if later, within ninety (90) days after the date of such liquidation), to the Members in the order of priority and to the extent specified as follows:

(a)     The balances outstanding on the date of dissolution of the Company in the TI/LC Account shall be held in escrow and distributed to LAMM in accordance with and at the times provided in the Agreement.

(b)     All other cash available for distribution shall be distributed as follows:

(i)     First to LAMM, on account of unpaid Preferred Return due to it for the current and all prior Fiscal Years, an amount equal to such unpaid Preferred Return;

(ii)     Next, to LAMM until the Unreturned Capital Contribution of LAMM is returned in full;

(iii)     Next, to BOP, on account of unpaid Preferred Return due to it for he current and all prior fiscal years, an amount equal to such unpaid Preferred Return;

(iv)     Next, to BOP until the Unreturned Capital Contribution of BOP is returned in full; and

(v)     The balance, if any, to the Members in proportion to Capital Accounts.

4.13     Distributions in Kind. If any Company Assets are to be distributed in kind rather than sold, such Company Assets shall be distributed on the basis of the fair market value thereof and any Member entitled to any interest in such Company Assets pursuant to this Section 4.13 shall receive such interest therein as a tenant-in-common with all other Members so entitled. Unless otherwise agreed by all of the Members, the fair market value of such Company Assets shall be equal to an appraisal prepared by an appraiser selected by a Majority in Interest of the Members and paid for by the Company. Such appraiser must have “MAI” designation or its equivalent and substantial experience appraising commercial property in the county in which the Project is located.

4.14     Tax Allocations. Any recapture of depreciation pursuant to Sections 1245 or 1250 of the Code shall be allocated to the Members that realized the benefit of the deductions attributable to such recapture.

ARTICLE V

ACCOUNTING AND ADMINISTRATIVE MATTERS

5.1     Books and Records. The Manager will cause the Company to maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the business, and all of such other transactions, matters and things relating to the business as are usually entered in books of accounts kept by Persons engaged in a business of a like kind and character. In addition, the Company shall keep all records required to be kept pursuant to the Act. A Member shall, upon prior written notice and during normal business hours, have access to the books and records of the Company, for the purpose of inspecting or, at the expense of such Member, copying such books and records. Any Member reviewing the books and records of the Company pursuant to the preceding sentence shall do so in a manner which does not unduly interfere with the conduct of the Company’s business.

5.2     Reports. The Manager shall have the Company prepare, or cause to be prepared, and shall furnish to each Member quarterly and annual financial statements for the Company. The quarterly financial statements shall be provided within forty-five (45) days following the end of each calendar quarter; and annual financial statements shall be provided within sixty (60) days following the end of each Fiscal Year. Additionally, the Company shall prepare, or cause to be prepared, and shall furnish to each Person who was a Member during the immediately prior Fiscal Year, within sixty (60) days after the close of such Fiscal Year, a Schedule K-l or such other form as shall be necessary to provide the Members with the information that is needed by them in order to file their respective federal, state or local income tax returns.

5.3     Tax Matters Member. LAMM shall be the “Tax Matters Partner,” as such term is defined in Section 6231(a)(7) of the Code. In connection therewith and in addition to all other powers given thereunto, LAMM shall have all other powers necessary or appropriate to fully perform such role, including, but not limited to, the power to retain all attorneys and accountants of its choice and the right to settle any audits without the consent of the Members. The designation of LAMM as Tax Matters Partner is hereby expressly consented to by each Member as an express condition to becoming a Member.

5.4     Tax Elections. All elections required or permitted to be made by the Company under any applicable tax laws shall be made by the Manager.

5.5     Withholding of State or Local Taxes. Notwithstanding any provision of this Agreement to the contrary, if the Manager determines that the laws and regulations of any state or locality in which the Company is engaged in business require the Company to withhold state or local taxes on the income allocated (or distributions made) to any Member, then the Manager is authorized to cause the Company to withhold from amounts otherwise distributable under this Agreement such amounts as the Manager shall determine in its sole discretion are necessary or appropriate to apply to the satisfaction of the Company’s state or local tax withholding requirement with respect to such Member. Any amount so withheld shall be charged to that Member’s Capital Account and otherwise taken into account for purposes of Article IV of this Agreement as if the amount had been distributed to such Member. Neither the Company nor any Manager shall have any liability to any Member for any decision under this provision to withhold or not to withhold amounts otherwise distributable to such Member, provided that such decision is made in good faith.

5.6     Taxation as a Partnership. The Members hereby acknowledge and agree that it is the intent of the Members for the Company to be taxed as a partnership.

ARTICLE VI

MANAGEMENT OF COMPANY

6.1     Manager. Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the Manager. The Manager shall be responsible for the establishment of policy and operating procedures respecting the business and affairs of the Company, the day-to-day operation of the Company’s business, the appointment of Officers and delegation of duties thereto as herein contemplated. Except as otherwise specifically provided in this Agreement, the Manager shall have the power and authority to take any actions not prohibited under the Act or which are otherwise conferred or permitted by law, which it believes are necessary, proper, advisable or convenient to the discharge of its duties under this Agreement or applicable law to conduct the business and affairs of the Company. By way of illustration, but not in limitation, the powers and duties of the Manager shall include the following:

(a)    Acquire, buy, lease, or otherwise obtain assets on behalf of the Company in the ordinary course of the Company’s business;

(b)    Sell, lease, exchange, mortgage, or otherwise dispose of the Company’s assets or any interest therein in the ordinary course of the Company’s business;

(c)    Borrow money on behalf of the Company for Company purposes in such amounts and on such terms as the Manager deems advisable, and encumber any or all of the Company’s assets to secure any such loan, provided, however, that in each instance such loan shall be nonrecourse to the Company other than with respect to the Real Property and Project and related non-cash assets of the Company;

(d)    Comply with all laws, ordinances, orders, rules, regulations and other requirements of all federal, state and local governments, courts, departments, commissions, boards and officers;

(e)    To the extent that funds of the Company are available from time to time, pay all current debts and other obligations of the Company, and invest funds that are temporarily not required for Company purposes in any short-term, highly liquid investments with appropriate safety of principal;

(f)    Obtain and maintain such licenses, permits and other governmental authorizations as are necessary for the lawful conduct of the Company’s business;

(g)    Establish any reserves deemed necessary or advisable by the Manager;

(h)    Appoint one or more Officers with such authority, powers and duties as the Manager shall determine to be necessary or appropriate, and remove and replace any of such Officers;

(i)    Protect and preserve the titles and interests of the Company with respect to the assets owned by the Company;

(j)    Keep all books of account and other records of the Company, in accordance with the terms of this Agreement;

(k)    Enter into such agreements, contracts, documents, and instruments as may be necessary, incidental or appropriate to carry out the purposes and day to day business of the Company, including any mortgage on the Real Property or Project;

(l)    Prepare and file all necessary reports, statements, tax returns and other documents with local, state, federal or foreign agencies or departments in connection with the Company’s business;

(m)    Procure and maintain, at the expense of the Company, insurance policies covering the assets and operations of the Company;

(n)     Employ, retain and enter into business relationships with, on behalf of the Company, architects, engineers, accountants and attorneys and other professionals and consultants, necessary or appropriate to carry out the Company’s business; and

(o)     Determine and prepare on an annual basis, all operating and other budgets for the Company and distribute such budgets to the Members.

6.2     Limitation on Authority of Manager.

(a)     Except and unless otherwise specifically set forth herein, the Manager does not have the authority to do any of the following acts without the written unanimous approval of the Members:

(i)     Change or permit to be changed in any substantial way the nature of the Company’s business, other than the sale of all or a portion of the Company’s assets;

(ii)     Dissolve the Company;

(iii)     Admit an additional Member to the Company;

(iv)     Obtain for or on behalf of the Company any loan that is not nonrecourse against the Company other than with respect to the Real Property and Project and related non-cash assets of the Company;

(v)     Sell, transfer or otherwise convey all or substantially all of the Real Property or Project, or both, or any interest therein, at any time prior to August 26, 2007 [2nd anniversary of Closing] without the prior, express written consent of each Member, which consent each Member may grant or withhold in its sole and unfettered discretion, without any fiduciary duty whatsoever to any other Member;

(vi)     Encumber, transfer or disburse any of the Master Lease Account, the Expense Stop Account or the TI/ LC Account or the funds therein other than as provided in Sections 6.3 and 4.12(a).

(b)     In addition the provisions of Section 6.2(a), the Manager shall not have the authority to incur any New Lease Procurement Costs for which BOP shall be responsible without the written consent of BOP, other than New Lease Procurement Costs of up to Twenty Dollars ($20.00) per square foot to be paid from the TI/LC Account.

6.3     Accounts.

(a)     Master Lease Account. In order to provide base rent from the Guaranteed Space in the first year following the Closing Date of Six Hundred Ninety-Four Thousand Five Hundred Three and No/100 Dollars ($694,503.00), and in the second year following the Closing Date of Seven Hundred Eleven Thousand Six Hundred Ninety-Three and No/100 Dollars ($711,693.00) (each such sum being the “Targeted Rent Revenue” for the first and second years respectively, and such first and second years after the Closing Date being the “Deficit Rental Period”), the Company has established a Master Lease Account that will be administered as follows:

(i)     During the Deficit Rental Period, and subject to the provisions of Sections 6.3(a)(iii) and (a)(iv) below, Manager shall release from the Master Lease Account into the Distributable Cash of the Company on the first day of each month an amount (hereinafter referred to as the “Deficit Rent”) equal to the Targeted Rent Revenue divided by twelve (12), less actual rents received by the Company from Second Tranche Leases, if any. The first Deficit Rent payment shall be due on the Closing Date (as defined in the Contribution Agreement), and in the event that the Closing Date is on a day other than the first day of the month, the Deficit Rent for such month shall be prorated accordingly.

(ii)     If the Deficit Rental Period ends on other than the last day of the month, the last Deficit Rent payment shall be prorated accordingly.

(iii)     If Company enters into a Second Tranche Lease after the date hereof, then upon the later of (a) execution of the lease without conditions precedent to the tenant’s obligations other than the build-out of tenant improvements, or (b) the satisfaction of such conditions precedent (such later date being the “Determination Date”), the amount of any actual monthly lease payments required to be paid pursuant to such lease over the Deficit Rental Period shall be aggregated (the “Aggregate Amount”), and an amount equal to the “Release Amount” of the balance in the Master Lease Agreement on the Determination Date shall be distributed to BOP from the Master Lease Account, but only to the extent there are funds therein to make such distribution. For such purposes, the “Release Amount” shall be the difference between the current balance of the Master Lease Account and the “Master Lease Required Coverage Amount” as calculated pursuant to this Section 6.3(a)(iii). The “Master Lease Required Coverage Amount” shall be that amount which is two-thirds (67%) of the difference of the total Targeted Rent Revenue for the Deficit Rental Period (which for the purposes of this calculation is stipulated to be $1,406,196.00) LESS the total amount of Deficit Rent paid as of the Determination Date and LESS the Aggregate Amount for all Second Tranche Leases.

For illustrative purposes only, assuming that the Deficit Rent paid as of the Determination Date is $500,000.00, and that the Aggregate Amount of all Second Tranche Leases as of the Determination Date is $495,000.00, the Release Amount would be calculated as follows:

Total Targeted Rent Revenue for the Deficit Rental Period:	$1,406,196.00

LESS Total Amount of Deficit Rent Paid:	(500,000.00)

LESS Aggregate Amount for all Second Tranche Leases:	(495,000.00)

SUBTOTAL	$411,196.00

MULTIPLIED BY .67 (to maintain a 2/3 coverage ratio):	x	.67

EQUALS Master Lease Required Coverage Amount:		$275,501.32

Balance of Master Lease Account: ($929,589 less Deficit Rent Paid)		$429,589.00

LESS Master Lease Required Coverage Amount:		(275,501.32)

EQUALS Release Amount		$154,087.68

(iv)     Manager shall reconcile the NOI (as defined in the Guaranty description) owing hereunder no later than ten (10) business days following the end of each year during the Deficit Rental Period, and if the NOI is not equal to One Million Nine Hundred Eighty Thousand Two Hundred Ninety One and 00/100 Dollars ($1,980,291.00) for the first year of the Deficit Rental Period and Two Million Thirty Two Thousand One Hundred Twenty and 00/100 Dollars ($2,032,120.00) for the second fiscal year of the Deficit Rental Period, then BOP shall, within five (5) business days after the end of the aforementioned ten business-day period, re-deposit cash equal to such excess payments into the Master Lease Account.

(v)     If the balance of the Master Lease Account is insufficient to pay the Deficit Rent for any month during the Deficit Rental Period, or BOP fails to make the payment described in Section 6.3(a)(iv) above, BOP shall make payment to the Company in the amount of such deficit and shall not receive a credit to its capital account therefor, nor shall it be treated as a loan to the Company. Any such special payment shall be allocated to the Master Lease Account and shall be released into Distributable Cash of the Company as set forth in Section 6.3(a)(i) hereof.

(vi)     If at the expiration of the Deficit Rental Period, and after the reconciliation pursuant to Section 6.3(a)(iv), there exists a positive balance in the Master Lease Account, or if BOP has paid more Deficit Rent than is required to achieve the Targeted Rent Revenue, then cash equal to such positive balance plus any such overpayment shall be distributed promptly by Manager to BOP.

(vii)     The Company shall not withhold its approval of any Second Tranche Lease brokered by BREC, as exclusive leasing agent for the Company under the Leasing Agreement, provided that such Second Tranche Lease meets the Leasing Standards set forth in the Contribution Agreement and BOP agrees to pay any New Lease Procurement Costs exceeding funds available therefor in the TI/ LC Account.

(b)     Expense Stop Account. To eliminate the uncertainty created by expense stop provisions in the Leases, the Company has established an Expense Stop Account that will be administered as follows:

(i)     If the Base Year Expense Stop established under the Traveler’s Lease is $7.25 per rentable square foot or less, then the Company shall distribute to BOP from the Expense Stop Account Six Hundred Seventy-Eight Thousand Six Hundred Seventy-One and 28/100 Dollars ($678,671.28) (the “Traveler’s Expense Stop Distribution”).

(ii)     If the Base Year Expense Stop established under the Traveler’s Lease is $7.60 per rentable square foot or more, then the Company shall distribute the Traveler’s Expense Stop Distribution ($678,671.28) to LAMM from the Expense Stop Account.

(iii)     If the Base Year Expense Stop established under the Traveler’s Lease is between $7.25 and $7.60 per rentable square foot, then (A) the Company shall distribute to BOP a percentage of the Traveler’s Expense Stop Distribution that would have been due to BOP under Section 6.3(b)(1) hereof, had the Base Year Expense Stop been $7.25 per rentable square foot or less, which percentage shall be calculated as follows: (($7.60 - Base Year Expense Stop)/$0.35), and (B) the Company shall distribute to LAMM a percentage of the Expense Stop Distribution that would have been due to LAMM under Section 6.3(b)(ii) hereof, had the Base Year Expense Stop been $7.60 per rentable square foot or more, which percentage shall be calculated as follows: ((Base Year Expense Stop -$7.25)/$0.35).

(iv)     The remainder of the funds in the Expense Stop Account shall be distributed as provided in Section 6.3(b)(i), (ii) and (iii) with respect to each Second Tranche Lease, except that the amount to be distributed with respect to each such Lease shall be determined as follows:

(1)     If the Base Year Expense Stop established under the Second Tranche Lease is $7.25 per rentable square foot or less, or $7.60 per rentable square foot or more, then the distribution to BOP or LAMM, as the case may be, shall be calculated as follows: ((RSF of the Second Tranche Lease / 33,035 RSF) x $171,328.72).

(2)     If the Base Year Expense Stop established under such Second Tranche Lease is between $7.25 and $7.60 per rentable square foot, then the distribution to BOP shall be calculated as follows: ((($7.60 -Base Year Expense Stop)/$0.35) x (amount distributable to BOP under clause (A) with respect to such Second Tranche Lease)); and the distribution to LAMM shall be calculated as follows: (((Base Year Expense Stop - $7.25)/$0.35) x (amount distributable to LAMM under clause (A) with respect to such Second Tranche Lease)).

If a Second Tranche Lease has no limitation on the landlord’s ability to recapture a tenant’s pro rata share of real estate taxes and operating expenses (i.e., the Lease is a “triple net lease”), then the full amount of funds in the Expense Stop Account attributable to such Second Tranche Lease space (calculated as provided in clause (A) above) shall be distributed to BOP.

(v)     Amounts distributable to BOP or LAMM under Sections 6.3(b)(i), (ii) and (iii) shall be distributed to BOP or LAMM on or before September 1, 2006; provided, however, that if the Base Year Expense Stop established under the Traveler’s Lease is adjusted following a challenge thereto by Traveler’s pursuant to the Traveler’s Lease, BOP and LAMM shall make the proper adjustment so that the distribution will be accurate, and payment shall be made promptly by BOP or LAMM, whichever shall be required to make such payment, to the other party for the purpose of making such adjustment. Amounts distributable to BOP or LAMM under Section 6.3(b)(iv) with respect to each Second Tranche Lease shall be distributed either (A) within thirty (30) days after the commencement date of the term of such Second Tranche Lease, if the Expense Stop thereunder is a fixed amount, or (B) on or before July 1 of the calendar year following the Base Year, if the Expense Stop is determined by reference to Base Year Operating Expenses. Furthermore, if at the expiration of the Deficit Rental Period, there exists a positive balance in the Expense Stop Account, then cash equal to such positive balance shall be disbursed promptly by Manager to LAMM; provided, however, that if an Expense Stop has not been established pursuant to a Lease or Leases on or before the expiration of the Deficit Rental Period, and but for the expiration of the Deficit Rental Period such positive balance in the Expense Stop Account would remain in the Expense Stop Account and not be disbursed by Manager pursuant to Section 6.3(b)(iv), then such credit balance shall not be disbursed by Manager pursuant to this Section 6.3(b)(v) and shall be held by the Company until the establishment of Expense Stop(s) pursuant to such Lease(s) and the disbursement of funds from the Expense Stop Account according to Section 6.3(b)(iv) above.

(vi)     For purposes of administering the Expense Stop Account, (1) the aggregate square footage of the Project is stipulated to be 163,894 rentable square feet, (2) the square footage of the Traveler’s Lease is stipulated to be 130,859 rentable square feet, and (3) the square footage of the Second Tranche Leases is stipulated to be 33,035 rentable square feet. The square footage of the Nature’s Table Cafe Lease, is 1,242 rentable square feet, has been excluded from the calculations for purposes of this Section 6.3(b).

(c)     TI/LC Account. To fund the procurement costs, including, without limitation, tenant improvement and leasing commissions, for all Second Tranche Leases (collectively, the “New Lease Procurement Costs”), the Company has established the TI/ LC Account, and all New Lease Procurement Costs shall be paid by the Company from the TI/ LC Account; provided, however, that to the extent that the Company has incurred any New Lease Procurement Costs in excess of the amount of the TI/ LC Account, and such New Lease Procurement Costs have been approved in writing by BOP, BOP shall pay such excess New

Lease Procurement Costs and shall receive a credit to its capital account therefor, nor shall such payment be a loan to the Company. Upon expiration of the Deficit Rental Period, any sums remaining in the TI/LC account shall be distributed to LAMM.

6.4     Standard of Care. A Manager shall perform his duties as a Manager of the Company in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances; provided, however, that a Manager shall not be liable to the Company or to any Member for any act or omission of such Manager unless such act or omission constitutes fraud, gross negligence or willful misconduct.

6.5     Designation of Initial Manager; Removal. LAMM is hereby designated as the initial Manager. A Manager may be removed from his position as the Manager of the Company, with or without cause, by the affirmative vote of a Majority in Interest of the Members.

6.6     Replacement of Manager. The Members may replace a removed or deceased Manager or a Manager that has resigned by the affirmative vote of a Majority in Interest of the Members.

6.7     Officers. The Manager may appoint one or more officers of the Company (each an “Officer” and collectively the “Officers”), with such titles, authority, powers and duties as the Manager shall determine to be necessary or appropriate from time to time, subject to the limitations on authority set forth in Section 6.2. Officers need not be Members or Affiliates of any Member. Any Officer may be removed or replaced, with or without cause, at the discretion of the Manager, and vacancies may be filled or new offices created and filled by the Manager. Any Member may decline to be appointed, or decline to have any of its employees appointed, as Officers.

6.8     Resignation. Any Manager may resign at any time by giving written notice to the Members, and any Officer may resign at any time by giving written notice to the Manager, and no such resignation need be accepted in order to be effective.

6.9     Delegation of Powers. The Manager may delegate its authority and powers, but not its responsibilities, to the Officers, to employees or Affiliates of any Member, or to any other Person.

6.10     Authority of the Members. Except as otherwise provided herein, no Member may act for, obligate, or in any manner legally bind, the Company or any other Member, unless such Member has been authorized to do so herein, or if not authorized in this Agreement, has been authorized to do so, in writing, by the Manager with the express, written consent of each Member that is not an Affiliate of the Manager, and in any event subject to the limitations on authority set forth in Section 6.2. Any Member acting in contravention of this provision hereby agrees to indemnify, insure and hold harmless the Company and each other Member from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason thereof, including, without limitation, court costs and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings.

6.11     Other Business Interests. Except as otherwise provided herein, no Member, Manager or Officer shall be restricted in any way from engaging in any other business or activity and no Member, Manager or Officer shall be accountable to the Company or to the Members because of any other business or activity which does not directly involve the Company. Except as otherwise provided herein or by law, neither the Company nor the Members shall have any right as a result of the relationships created by this Agreement in and to any other business or activity of any Member, Manager or Officer or to any income or profits therefrom.

6.12     Conveyances. From and after August 26, 2007, any deed, mortgage, lease, contract of sale, or other commitment purporting to convey or encumber the interest of the Company in all or any portion of any real or personal property at any time owned or leased by the Company shall be signed by the Manager, or upon the authorization of the Manager, by an Officer or by a nominee of the Company then holding record title to the property for the Company, and no other signatures shall be required. No Person shall be required to inquire into the authority of any individual to sign any documents executed after August 26, 2007 pursuant to the provisions of this Section 6.12.

ARTICLE VII

MEETINGS OF MEMBERS

7.1     Member Meetings. If any matter arises that requires the approval of the Members under the terms of this Agreement, then the Manager shall call a meeting of the Members by providing each of the Members with written notice of such meeting at least five (5) days and not more than ten (10) days prior to the date of the meeting. Such notice shall state the date, time, place and purpose or purposes of the meeting. The business transacted at a meeting of the Members shall be limited to the purpose(s) stated in the notice of the meeting.

7.2     Location, Conduct and Adjournments. Each meeting of the Members will be held at the Company’s principal place of business unless otherwise approved by the Members. The Manager (or if the Manager is an Entity, a person designated by the Manager) shall act as chairman of each such meeting; provided, however, that if the Manager (or a person designated by the Manager if the Manager is an Entity) cannot or will not serve as the chairman of such meeting, then, at the beginning of the meeting, a chairman for the meeting shall be Approved by the Members represented at the meeting and entitled to vote on the subject matter of the meeting. Any meeting of the Members may be adjourned from time to time to another date and time and, subject to the first sentence of this Section 7.2, to another place. If at the time of adjournment the person chairing the meeting announces the date, time, and place at which the meeting will be reconvened, it is not necessary to give any further notice of the reconvening.

7.3     Waiver of Notice. A Member may waive notice of the date, time, place and purpose or purposes of a meeting of the Members. A waiver may be made before, at, or after the meeting, in writing, orally, or by attendance. Attendance by a Member at a meeting is a waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

7.4     Member Quorum and Voting. Members holding a majority of the Voting Percentage Interests represented in person or by proxy shall constitute a quorum at a meeting of the Members. If a quorum is present, the affirmative vote of all of the Members represented at the meeting and entitled to vote on the subject matter of the meeting (unless unanimous consent is otherwise required herein) shall be the act of the Members unless a lesser affirmative vote is expressly permitted by the Certificate, this Agreement or by applicable law. Any matter requiring the unanimous consent of the Members must be approved by all of the Members.

7.5     Participation by Telephone. Members may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

7.6     Action by Members Without a Meeting. The Members may take any action without a meeting that could be taken at a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members of the Company that are necessary to authorize or take such action.

ARTICLE VIII

COMPENSATION TO LAMM AND OTHER MEMBERS FOR SERVICES

8.1     Guaranteed Payments. The Manager may, from time to time, engage one or more Members or their affiliates to provide services to the Company, on such terms as are approved by the Members. The Members intend the payments of any compensation for such services, and the compensation provided for in Section 8.2 below, to be guaranteed payments without regard to the income of the Company as contemplated by Section 707(c) of the Code. The payment of any compensation to a Member pursuant to this Article VIII shall not affect the right of such Member to allocations of Capital Event Gain, Capital Event Loss, Net Income or Net Loss or to distributions of Distributable Cash.

8.2     Management and Leasing of Property. Simultaneously herewith the Company has entered into the Management Agreement with BOP, the form of which was approved and agreed upon by the Manager and the Members.

8.3     Accounting Services. Financial accounting and tax services will be provided by an accounting firm (or an Affiliate of LAMM) selected by the Manager and will be paid for by the Company.

ARTICLE IX

LIMITATION ON LIABILITY AND INDEMNIFICATION

9.1     Exculpation of Liability. No Manager, Officer, or any of their Affiliates, or any officer, director, shareholder, partner, principal, employee or agent of any of the foregoing (each, an “Exculpated Party”), shall be liable, in damages or otherwise, to the Company or to any of the Members for any act or omission by any such Exculpated Party pursuant to the authority granted by this Agreement, unless such act or omission results from fraud, gross negligence, or willful misconduct. The Company shall indemnify, insure, defend and hold harmless each Exculpated Party from and against any and all claims or liabilities of any nature whatsoever, including reasonable attorney fees, arising out of or in connection with any action taken or omitted by an Exculpated Party pursuant to the authority granted by this Agreement or otherwise, except where attributable to the fraud, gross negligence, or willful misconduct of such Exculpated Party. Each Exculpated Party shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of such Exculpated Party pursuant to such advice shall in no event subject such Exculpated Party to liability to the Company or any Member.

9.2     Indemnification. In any pending or completed action, suit, or proceeding to which a Member, Manager, Officer or any of their respective Affiliates (which for purposes of this Section shall include in each case the officers, directors, shareholders, partners, principals, employees, or agents of the foregoing) is or was a party by reason of the fact that such Member, Manager, Officer or Affiliate (a) is or was a Member, (b) is or was a Manager, (c) is or was an Officer, or (d) is an Affiliate of a Member, Manager or Officer, the Company shall hold harmless, indemnify and insure such Member, Manager, Officer or Affiliate harmless from and against any and all losses, harm, liabilities, damages, costs, and expenses (including, but not limited to, attorney fees, judgments, and amounts paid in settlement) incurred by the Member, Manager, Officer or Affiliate in connection with such action, suit, or proceeding if the Member, Manager, Officer or Affiliate determined in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company, and provided that the conduct of such Member, Manager, Officer or Affiliate does not constitute fraud, gross negligence or willful misconduct.

9.3     Advancement of Legal Costs and Expenses. The Company shall advance Company funds to a Member, Manager, Officer or any of their respective Affiliates for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and (c) the Member, Manager, Officer or Affiliate undertakes to repay the advanced funds, together with interest at the Applicable Rate, to the Company in cases in which the Member, Manager, Officer or Affiliate are not entitled to indemnification under this Article. Notwithstanding the foregoing, the Master Lease Account, the Expense Stop Account and the TI/ LC Account shall not be used to fund any such costs or any of the indemnification obligations under this Article.

9.4     Provisions Not Exclusive. The exculpation of liability and indemnification provided by this Article shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, unanimous agreement of Members or otherwise.

9.5     Insurance. The Company may purchase insurance to insure against the liabilities contemplated by this Article.

ARTICLE X

TRANSFER OF MEMBERSHIP INTERESTS

10.1     Restriction on Transfer. Except as otherwise specifically set forth in this Agreement, no Member may Transfer its Membership Interest, or any part thereof, to any Person other than another Member without the approval of the other Member and otherwise in accordance with the provisions of this Article. Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Agreement shall be null and void and shall not result in a transfer of any interest in the Company.

10.2     New Members. Any Person, not then a Member, to whom a Membership Interest is Transferred in accordance with the provisions of this Article X shall agree in writing to be subject to the terms hereof and shall, thereupon, become a substituted Member hereunder. All reasonable costs and expenses incurred by the Company in connection with any Transfer, and, if applicable, the admission of a Person as a substituted Member shall be paid by the transferor. If any Membership Interest is Transferred other than in accordance with the provisions of this Article X, and the transferee is not admitted as a substituted Member, such transferee shall be deemed a mere assignee of profits only, without any right, power or authority of a Member hereunder, and shall bear losses in the same manner as its predecessor in interest; the transferor of such interest shall thereafter be considered to have no further rights or interest in the Company with respect to the interest Transferred, but shall nonetheless be subject to its obligations under this Agreement with respect to such interest. Upon admission of a transferee as a substituted Member, the transferor shall withdraw from the Company, and be relieved of any corresponding obligations, to the extent of its Transferred Membership Interest.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1     Dissolution. The Company shall continue in effect until dissolved upon the first to occur of the following:

(a)     The sale or other disposition by the Company of all or substantially all of the Company Assets:

(b)     The unanimous written agreement of the Members to dissolve the Company; or

(c)     The occurrence of any other event causing the dissolution of the Company under the laws of the State of Delaware.

Notwithstanding the foregoing to the contrary, the Company will not dissolve until the later of August 26, 2007, or distribution in full of the Expense Stop Account and Master Lease Account.

11.2     Reinstatement. Upon the dissolution of the Company by reason of the occurrence of an event of dissolution described in Section 13.1(c) above, the Manager shall, as expeditiously as possible, take such action as may be necessary to reinstate the Company, if possible, and continue the business of the Company.

11.3     Liquidation. If upon dissolution the Company is not reinstated and continued pursuant to Section 11.2, then the Company shall be liquidated and the Manager shall proceed with dispatch to liquidate and wind up the Company as follows:

(a)     Full accounting shall be made and the Net Income or Net Loss and Capital Event Gain or Capital Event Loss of the Company shall be determined to the date of termination and allocated to the Members in the manner provided in Article IV.

(b)     In settling accounts after dissolution after the non-cash Company Assets have been sold (if to be sold) as provided in Section 4.12 and after adequate provision has been made for payment of all Company liabilities and obligations, the Company Assets shall be distributed to the Members in accordance with the provisions of Section 4.12. The Company shall terminate when all property owned by the Company not sold or otherwise disposed of, and any proceeds from the sale or other disposition of Company property, after payment of or provision for all liabilities to creditors of the Company, shall have been distributed to the Members.

11.4     No Distributions in Kind. Unless otherwise specifically unanimously agreed by the Members, non-cash assets of the Company shall be sold and none of such assets will be distributed in kind to the Members.

ARTICLE XII

MISCELLANEOUS

12.1     Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the Company and supersedes and replaces any prior agreements between the parties with respect to the Company. No variations from, modifications of, amendments to or changes in this Agreement shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

12.2     Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

12.3     Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the Members or Managers may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) by delivery via nationally recognized overnight delivery service, or (d) by telecopy transmission, and the cost and expense of any such delivery shall be borne by the sending party. All notices to a Member shall be addressed or sent to such Member at the address or telecopy number, as the case may be, set forth under the Contribution Agreement, unless such address or telecopy number is subsequently changed by such Member in accordance with this Section 12.3, and all notices to a Manager shall be addressed or sent to such Manager at the address or telecopy number provided by such Manager to the Members. Any Member or Manager may designate another address or telecopy number (or change its address or telecopy number) for notices hereunder by delivery of a written notice to the other Member in accordance with the provisions of this Section 12.3. Any notice sent in compliance with the above provisions shall be deemed received and effective on the third Business Day after the day on which it was sent, or, if sooner, on the actual date received, and, in the case of electronic communications, only on the date the sending party receives acknowledgment of receipt of such notice.

12.4     Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

12.5     Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.6     Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

12.7     Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective successors and assigns.

12.8     Extension not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgences granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company or of the obligations of the Member to whom such extension or indulgence is granted.

12.9     Severability. If any provision of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

12.10     Strict Construction. This Agreement is the result of the mutual efforts of the parties hereto. As such, in any dispute regarding the interpretation of a provision hereto, no party shall advance a position that a provision in dispute should be more strictly construed against another party on the basis that such other party was the party responsible for the preparation of any provision in controversy.

12.11     Costs of Enforcement. In the event any party hereto initiates action to enforce its rights hereunder or to interpret the terms hereof, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, court costs, including taxed and untaxed costs, and reasonable attorney fees (including fees of paralegals and legal assistants), whether suit be brought or not (collectively referred to as “Expenses”). As used herein, Expenses include Expenses incurred in any appellate or bankruptcy proceeding. All such

Expenses shall bear interest at the lesser of (i) the Applicable Rate or (ii) the highest rate allowable under applicable law from the date the substantially prevailing party pays such Expenses until the date the substantially non-prevailing party repays such Expenses. Expenses incurred in enforcing this Section 12.11 shall be covered by this Section 12.11. For this purpose, the court is requested by the parties to award actual costs and attorney fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party be completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs shall be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys for the substantially prevailing party.

12.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

12.13     Trademarks and Logos. Nothing in this Agreement or in any other agreement between LAMM and BOP, or between LAMM and any Affiliate of BOP, shall give BOP any right to use or display in any marketing or written materials or otherwise the trade name, trademarks, brands or other proprietary marks and names of LAMM or any of its related or affiliated entities. Nothing in this Agreement or in any other agreement between LAMM and BOP, or any Affiliate of BOP, shall give LAMM any right to use or display in any marketing or written materials or otherwise the trade name, trademarks, brands or other proprietary marks and names of BOP or any of their related or affiliated entities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

BOP:	LAMM:

BARRY ORLANDO PARTNERS, L.P., a Georgia limited partnership	2420 LAKEMONT AVENUE MM, LLC, a Delaware limited liability company

By: BSBaldwin, LLC, a Georgia limited liability company, its general partner	By:	Wells Operating Partnership II, L.P., a Delaware limited partnership, its sole member

By: /s/ Christian B. Schoen (SEAL)
Name: Christian B. Schoen Title: Manager		By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

By: /s/ Randy Fretz (SEAL)
Name: Randy Fretz
Title: Senior Vice President